UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2007

GEORGE FOREMAN ENTERPRISES, INC.
(Exact name of Registrant as Specified in Charter)

Commission File Number:  000-26585

DELAWARE (State or Other Jurisdiction of Incorporation)	54-1811721 (I.R.S. Employer Identification No.)
100 N. WILKES-BARRE BLVD, 4TH FLOOR, WILKES-BARRE, PA (Address of Principal Executive Office)	18702 (Zip Code)
Issuer’s telephone number, including area code (570) 822-6277

Not Applicable
(Former name or former address, if changed since last report)

❒ Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

(b)           On June 14, 2007, the Audit Committee (the “Audit Committee”) of the Board of Directors of George Foreman Enterprises, Inc. (the “Company”) engaged the accounting firm of Parente Randolph, LLC (“Parente”) as the Company’s independent public accountants to audit the Company’s financial statements for the fiscal year ending December 31, 2006.

The Company had previously engaged Parente on a limited basis to review the Company’s unaudited financial statements for the interim period ended September 30, 2006.  As previously reported in the Company’s current report on Form 8-K dated December 19, 2006, as amended January 10, 2007, Parente advised the Company, that, in their view, the original accounting for its transaction involving George Foreman and George Foreman Productions, Inc. (the “Foremans”) consummated on August 15, 2005, whereby, among other things, certain trademarks and rights to the name, image, signature, voice, likenesses, caricatures, sobriquets and all other identifying features and indicia of Mr. Foreman were assigned to a majority controlled subsidiary of the Company, George Foreman Ventures, LLC (“Ventures”), in exchange for membership units in Ventures, exchangeable into approximately 35% of the common shares of the Company, was not in accordance with accounting standards generally accepted in the United States of America, and the Company was advised by Parente that action should be taken to prevent future reliance on a previously issued audit report and completed interim reviews.  The Company’s chief financial officer and the Audit Committee discussed these matters with Parente from December 19, 2006 through March 16, 2007.

The transaction was originally reported by recording a liability for “mandatorily redeemable financial instrument of the subsidiary of the Company” of $8,278,864, with a corresponding expense in the same amount.  As a result, the Company reported a net operating loss of $8,821,764 and $9,263,991 for the three months and nine months, respectively, ending September 30, 2005.  Subsequently, the Company recorded an adjustment with respect to the original transaction, in the quarter ended March 31, 2006, in the amount of $1,079,852, which reduced the mandatorily redeemable financial instrument liability with a corresponding gain reported in operating income for the three months ended March 31, 2006.

Parente informed the Company that it believed the proper accounting is likely to reflect the acquisition of an intangible asset related to the George Foreman trademarks and other rights with a corresponding increase in stockholders’ equity for the value of the common shares of the Company expected to be received by the Foremans upon exercise of the exchange feature of the Ventures units.  The impact of the accounting treatment considered proper by Parente would include an increase in the Company's assets and shareholders' equity and a reduction in its liabilities and expenses.

As reported earlier in the Company’s current report on Form 8-K dated September 5, 2006, the Company’s previous independent public accountants, Kronick Kalada Berdy & Co. (“Kronick”), had resigned effective September 5, 2006 due to recent changes in rules promulgated by the PCAOB, with no disagreement on any matter that would have required reference in such current report.  Following the Company’s disclosure regarding Parente’s view of the proper accounting treatment of the transaction involving the Foremans, Kronick delivered a letter confirming its agreement with the original accounting treatment of the transaction and disagreeing with the Company’s statements questioning such treatment; a copy of Kronick’s letter to that effect was filed as Exhibit 16.1 to the Company’s amendment to current report on Form 8-K/A dated January 10, 2007.

Except as set forth above, during the fiscal years ended December 31, 2005 and 2006 and through June 14, 2007, the Company did not consult with Parente regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and, except as set forth above, neither a written report nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue.  Except as set forth above, during the Company’s fiscal years ended December 31, 2005 and 2006 and through June 14, 2007, the Company did not consult with Parente regarding any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEORGE FOREMAN ENTERPRISES, INC.
By	/s/ Jeremy Anderson
Jeremy Anderson
Chief Financial Officer
June 20, 2007